Exhibit 99.1

Co-Diagnostics, Inc. Announces Pricing of $3.8 Million Registered Direct Offering of Common Stock Priced At-The-Market Under Nasdaq Rules

SALT LAKE CITY, Sept. 17, 2025 /PRNewswire/ — Co-Diagnostics, Inc. (Nasdaq: CODX) (the “Company” or “Co-Dx”), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, today announced that it has entered into a securities purchase agreement with several institutional investors for the purchase and sale of 9,619,000 shares of common stock at an offering price of $0.40 per share, in a registered direct offering priced at-the-market under Nasdaq rules (the “Offering”).

The gross proceeds to the Company from the Offering are estimated to be approximately $3.8 million before deducting the placement agent’s fees and other estimated offering expenses. The Company intends to use proceeds from the Offering for working capital and general corporate purposes. The Offering is expected to close on or about September 18, 2025, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the Offering.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-270628), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 6, 2023. The Offering will be made only by means of a prospectus supplement and the accompanying prospectus that form a part of such registration statement. A prospectus supplement relating to the Offering will be filed by the Company with the SEC. When available, copies of the prospectus supplement and accompanying prospectus can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 300 Park Avenue, New York, NY 10022, Attention: Syndicate Department, via email at syndicate@maximgrp.com, or telephone at (212) 895-3500.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets state-of-the-art diagnostics technologies. The Company’s technologies are utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests for its Co-Dx PCR at-home and point-of-care platform and to identify genetic markers for use in applications other than infectious disease.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding the closing of the Offering and anticipated use of proceeds. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements, including but not limited to risks related to the closing of the Offering and other risks described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are based on current expectations and assumptions, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

For further information: Company, Andrew Benson, Head of Investor Relations, +1.801.438.1036, investors@codiagnostics.com; or Media, Jennifer Webb, ColtrinMethod PR, jcoltrin@coltrinmethodpr.com